Employment Agreement

Apple iSports Australia Pty Ltd
ACN 655 174 280

and

Lee Saltzer

Employment Agreement

This agreement is made on 06 December 2021 between the following parties:

Apple iSports Australia Pty Ltd ACN 655 174 280 of 2/30 Prohasky St, Port Melbourne, Victoria, 3207, Australia (**Company**); and

Lee Saltzer of 4 Bela Crt, Aitkenvale, QLD, 4814, Australia (**you**).

1 Key Terms

	Subject	Key Terms
1	Purpose	The Company has agreed to employ you in the Position and you have agreed to accept that employment on the terms of this agreement.
2	Position (see clause 2.1)	Head of Trade and Risk
3	Start Date (see clause 2.2)	13 December 2021
4	Probation Period (see clause 2.4)	The Probation Period for your employment will be 6 months. You or the Company may end your employment during the Probation Period by giving the other 1 week's notice in writing (**Probationary Notice Period**). If either party provides notice during this period, the Company may end your employment immediately and pay you in lieu of some or all of the Probationary Notice Period.
5	Location (see clause 2.6)	2/30 Prohsky St, Port Melbourne, Victoria, 3207, Australia
6	Role Responsibilities (see clause 3.1)	Your Role Responsibilities are set out in the Schedule of this agreement.
7	Ordinary Hours of Work (see clause 4)	Such days agreed between you and the Company from time to time which will equate to 38 hours per week over 5 days. However, the nature and seniority of the role mean that additional hours will be required from time to time which will not attract over time payments.
8	Total Fixed Remuneration (see clause 6.1)	$135,000 per year which includes: (a) Base salary; and (b) Compulsory superannuation contributions paid by the Company for your benefit.
9	Employment Basis	The position will be on a Full-Time basis, however the initial period of the start-up phase will be on a fractional basis as follows: • For the first 2 months of the Agreement, the engagement shall be 0.5 of full-time. • For the subsequent month of the Agreement until launch of the platform, the engagement shall be 0.6 of full-time • Following launch of the platform, the engagement shall be full-time.
10	Payment Frequency (see clause 6.3)	Fortnightly in arears.
11	Sign-on Bonus	You will receive a one-off sign on payment of $20,000, comprising of $10,000 on commencement and the balance on launch of the platform (or termination of the implementation by the Company through no fault of yours).
12	Notice Period (see clause 9.1)	Period of continuous service | Minimum notice period 6 months or less | 1 week More than 6 months | 4 weeks
13	Restraint Period (see clause 15)	12 months

14	Restraint Area (see clause 15)	(a) Australia (b) New Zealand (c) United States of America (d) International
15	Governing law and jurisdiction (see clause 16.1)	Victoria, Australia

A copy of the Fair Work Information Statement that we are required to give you as a new employee of the Company is enclosed in **Attachment 1** .

2 Employment

2.1 Position

The Company will employ you in the Position set out in clause 1.

2.2 Start date

Your employment will start on the Start Date set out in clause 1.

2.3 Conditional employment

(a) This offer of employment with the Company is conditional upon the Company receiving satisfactory evidence of:

(i) your identity and eligibility to work in Australia; and

(ii) satisfactory references and background checks.

(b) In the event that the Company does not receive satisfactory evidence of your eligibility to work, or receives unsatisfactory reference or background check/s, the Company may choose to end your employment or withdraw this offer (as the case may be), with immediate effect.]

2.4 Probation Period

Your employment is subject to the satisfactory completion of the Probation Period set out in clause 1, which is to enable both you and the Company to assess your suitability for the Position.

2.5 Warranty

You represent and warrant that:

(a) neither the execution of this agreement, your employment nor performance of the Role Responsibilities will violate any obligations you have to any former employer or breach any agreement to keep in confidence information you have acquired before your employment with the Company;

(b) you are not under any obligation or restriction which would interfere or conflict with your employment in this role or your obligations and duties under this agreement; and

(c) you possess the skill, experience and qualifications set out in any resume that you provided to the Company, or represented as being held by you to the Company during the recruitment and selection process for your employment with the Company and you have disclosed everything to the Company which may be material to your offer of employment.

2.6 Location and travel

(a) Your place of work is, initially, your home office or the Location set out in clause 1. The Company may (acting reasonably) require you (on a temporary or permanent basis) to work in other locations at any time.

(b) The Company may require you to travel within the state, interstate or overseas to perform your duties and any expenses incurred in undertaking such travel will be reimbursed in accordance with clause 6.4.

3 Duties and reporting structure

3.1 Duties of your Position

(a) You must perform the duties reasonably associated with the Position, which include the Role Responsibilities.

(b) In addition, you must also perform other duties which you are capable of performing, as required by the Company.

3.2 General duties

You must:

(a) comply with all relevant laws during your employment with the Company;

(b) perform to the best of your abilities and knowledge the duties which are assigned to you by the Company from time to time;

(c) perform your duties honestly, faithfully and diligently, and with reasonable care and skill;

(d) devote all of your time and attention during your ordinary hours of work (plus reasonable additional hours) to benefit the Company;

(e) use your best efforts to maintain, promote and advance the Company and its reputation;

(f) act in the best interests of the Company;

(g) comply with all reasonable and lawful directions of the Company including directions in any policies and procedures as varied from time to time; and

(h) not misuse the Company's property or services, or knowingly allow such misuse by other persons.

3.3 Reporting structure

You will report to the Chief Operating Officer (COO) or as otherwise reasonably directed by the COO.

3.4 Changes to your position

(a) From time to time our business needs change. Accordingly, we may:

i change your Position, job title, duties, Role Responsibilities, accountabilities and reporting line from time to time; or

ii reassign you to a role which we think you are suitably qualified and experienced to perform. This may be a role within the Company or a role within the Group which we second you to perform.

(b) If your position, duties or reporting structure change, this agreement will continue to apply to your employment unless you and the Company enter a new written employment agreement or vary this agreement in writing.

4 Hours of work

(a) Subject to clause 4(c), as a full-time employee, you are employed for 38 hours per week over 5 days on the basis of the Ordinary Hours of Work specified in clause 1, to perform the duties associated with the Position. Your hours of work may be subject to variation as agreed between you and the Company from time to time.

(b) Normal office hours are 7.5 hours per day Monday to Friday, with a flexible employment start time Monday to Friday between 8:00am-10:00am subject to daily employment commitments, excluding public holidays, subject to any additional requests for flexible working arrangements you may make and are approved by the Company.

(c) Because of the nature of the Position, you acknowledge and agree that you may be required to work reasonable additional hours for the full and proper performance of your duties under this agreement. You will not be entitled to any additional remuneration for any additional hours worked as your remuneration has been set to compensate you for these additional hours. This includes without limitation, making yourself available outside of normal office hours.

5 Company policies

(a) The Company has or may put in place various policies and procedures which apply to your employment. The Company will provide such policies and procedures to you. You must familiarise yourself with these policies.

(b) You agree to comply with the Company's policies and procedures, as amended or introduced from time to time and of which the Company makes you aware.

(c) The Company may review, vary, add to or withdraw the policies and procedures from time to time in its absolute discretion by giving you reasonable notice. To avoid doubt, the policies and procedures and any obligations on the Company set out in them do not form part of your employment agreement and are not binding on the Company or you as terms of your employment (except where this agreement imposes obligations on you consistent with those policies and procedures).

6 Remuneration

6.1 Total Fixed Remuneration employment cost

(a) The Company will pay you on a Total Fixed Remuneration basis.

(b) Your initial Total Fixed Remuneration is set out in clause 1.

(c) As part of your Total Fixed Remuneration, the Company will make superannuation contributions on your behalf into an eligible superannuation fund nominated by you.

(d) The level of superannuation contributions will be the minimum amount required to avoid a superannuation contribution charge under the *Superannuation Guarantee (Administration) Act 1992* (Cth) and the *Superannuation Guarantee Charge Act 1992* (Cth).

(e) In addition to your Total Fixed Remuneration, the Company may, at its discretion, provide you with other benefits. Unlike your Total Fixed Remuneration, the Company may cease providing these benefits, or change the basis on which it provides them, from time to time at its discretion and you do not have an entitlement to begin to receive, or continue to receive, these benefits. Unless you are advised in writing that a benefit is part of your Total Fixed Remuneration, it will be a discretionary benefit to which this clause applies.

(f) Your base salary includes compensation for all entitlements, benefits or payments that might otherwise be due under any industrial instrument that may apply to your employment including overtime, penalty payments for out of hours work and working weekends and public holidays, and any other loadings, penalties, overtime or allowances. Accordingly, you will not be paid any special rates or allowances for working particular times or under particular conditions unless otherwise agreed in writing.

(g) Your base salary is specifically set-off against, applies to and absorbs any existing or newly-introduced payments or benefits that you are or may become legally entitled to for work performed during that pay period. This includes, but is not limited to, any requirement under the *Fair Work Act 2009* (Cth) (**Fair Work Act**) to pay a minimum hourly rate of pay for each hour worked, arrangements for when work is performed (including breaks), allowances, annual leave loading, overtime rates, penalty rates and shift loadings under any legislation or industrial instrument unless otherwise specified in this agreement.

(h) You acknowledge that you are not entitled to any additional remuneration, allowances or fees for acting as a director or holding any other position or office associated with your employment, unless previously agreed with the Company in writing.

6.2 Semi-Annual review

You may take part in a semi-annual performance review where your performance for the previous year will be discussed. As a result of any such performance review, your Total Fixed Remuneration may be increased by the Company, in its absolute discretion. To avoid doubt, there is no guarantee that your remuneration will increase from year to year.

6.3 Payment

The Company will pay any Total Fixed Remuneration that you elect to receive as salary (less any compulsory superannuation contributions and applicable tax), based on the Payment Frequency set out in clause 1, by electronic transfer to your nominated bank account.

6.4 Expenses

The Company will reimburse you for any expenses that you reasonably incur during the performance of your duties. The Company may require you to provide a tax invoice, or other evidence, to substantiate any expenses claim.

7 Incentive arrangements

(a) You may be eligible to participate in the Company's performance-related bonus scheme and or Employee Share Option Scheme (ESOP) as it may exist from time to time.

(b) The Company reserves the absolute discretion to:
   - (i) vary or replace the bonus scheme or ESOP at any time, and without notice to you; and
   - (ii) determine your eligibility for a performance-related bonus.

(c) To avoid doubt, and without limiting any other exclusion that may apply under the bonus scheme, you will not be entitled to payment pursuant to the bonus scheme if your employment with the Company ends for any reason, or where you or the Company have given notice to terminate your employment.

8 Leave

8.1 Your entitlement

(a) You are entitled to annual leave, personal/carer's leave, compassionate leave, parental leave, community service leave, and family and domestic violence leave in accordance with the National Employment Standards based on your Ordinary Hours of Work.

(b) Currently, your entitlements under the National Employment Standards are (on a pro-rated basis based on your Ordinary Hours of Work):
   - (i) 20 days' paid annual leave each year;
   - (ii) 10 days' paid personal/carer's leave each year – in certain circumstances you may also be able to access unpaid carer's leave and paid compassionate leave;
   - (iii) up to 12 months' unpaid parental leave where you have responsibility for the care of a child – in certain circumstances you may be able to extend this leave for up to a further 12 months;
   - (iv) 5 days of unpaid family and domestic violence leave each year; and
   - (v) community service leave when engaging in eligible activities such as jury service and volunteer emergency management activities.

8.2 Long Service Leave

You will be entitled to long service leave in accordance with applicable legislation in Victoria.

8.3 Taking Annual leave

Annual leave is to be taken at times as agreed between you and the Company, taking into account the operational requirements of the Company. The Company may direct you to take annual leave from time to time in accordance with relevant legislation or during any period in which the Company shuts down the part of its business in which you work (such as during the Christmas/New Year period). If you do not have sufficient credited annual leave to cover a shutdown period, you may be required to take unpaid leave.

8.4 Evidence for leave

The Company may require you to provide evidence that you were required to take personal/carer's leave. The Company may also require you to provide appropriate documentation for any claim for leave (other than annual and long service leave), such as community service leave, parental leave or jury duty leave.

8.5 Public holidays

You will be usually entitled to paid leave on days declared as public holidays in the state or territory in which you work. From time to time you may be required, and you will not unreasonably refuse, to work on a public holiday in order to perform your duties. Your remuneration includes an amount to compensate for this.

9 Ending your employment

9.1 Ending your employment with notice

Subject to clause 2.4, you or the Company may end your employment at any time by providing written notice in accordance with the Notice Period set out in clause 1.

9.2 Payment in lieu of notice period

If either party gives notice of termination, the Company may elect to:

(a) pay you in lieu of your notice period; or

(b) require you to work for part of your notice period and pay you in lieu of the balance of the period.

9.3 Calculation of payments if your employment ends

If your employment ends, the Company will calculate any payments in lieu of notice or accrued leave in accordance with applicable law.

9.4 Deduction of amounts owed

(a) To the extent permitted by law, any outstanding advances or other payments due to the Company by you will be deducted before payment of any amounts under this clause 9 are made to you.

(b) If the amounts owed by you to the Company at the date your employment ends exceed amounts payable to you under this clause 9, you agree to repay such amounts to the Company within 14 days of the date your employment ends.

9.5 Duties during notice period

If you or the Company gives notice of termination of your employment, the Company may direct you at any time during the notice period:

(a) to take annual leave (subject to applicable law);

(b) not to attend work;

(c) not to perform all or part of your duties;

(d) not access Company computer systems;

(e) not to attend for work at any Company premises; or

(f) not have any contact with the Company's clients, suppliers, customers or employees.

9.6 Ending your employment without notice

The Company may end your employment at any time without notice if you:

(a) engage in any act or omission constituting fraud, theft or dishonesty;

(b) engage in serious or wilful misconduct;

(c) are seriously negligent in the performance of your duties;

(d) commit a serious or persistent breach of this agreement;

(e) engage in conduct which is to the detriment of the Company, or which might lead to injure the reputation of the Company;

(f) commit an act, whether at work or otherwise, which brings the Company into disrepute including but not limited to an act of dishonesty, fraud, wilful disobedience, serious misconduct, breach of duty or are convicted of a criminal offence (other than a minor traffic violation);
(g) are charged with an offence punishable by imprisonment;
(h) engage in conduct amounting to sexual harassment;
(i) if you cease to hold an appropriate visa / work permit allowing you to lawfully work in Australia;
(j) materially breach any of the confidentiality, intellectual property or restraint provisions in clauses 10, 11, 12 or 15 in this agreement;
(k) fail to comply with the Company's lawful and reasonable directions; or
(l) commit any other act or omission that would justify summary dismissal at common law.

9.7 Return of property

Before your employment ends, or as soon as practicable after it ends, you must return all property belonging to the Company in your possession, custody or control, including but not limited to all electronic pass codes, access passwords, user names, telephones and computers.

10 Disclosure of information

10.1 Definitions

In this agreement:
(a) **'Confidential Information'** means any Information which is confidential and not in the public domain (unless in the public domain because of a breach of confidentiality).
(b) **'Information'** means any information about the Group or its business and its customers, clients and prospective clients (including, but not limited to, any idea, concept, process or know-how, document, book, account, process, methodology, program, database, research, development, specification, drawing, design, board reports, financial data, accounting, pricing, and technical information, quotations, short-term and long-term plans, customer and supply lists, business objectives, trade secrets, strategic plans, corporate deliverables and all past, present or future business activities of the Group's customers or clients) in any form.

10.2 Importance of Confidential Information

(a) During your employment with the Company you will acquire experience, Confidential Information, trade secrets, know-how and particular skills in the affairs, practices, customer requirements and trade connections of the Group.
(b) Because of the importance to the Group of the knowledge and Confidential Information which you will acquire, the Company wishes to ensure that you:
    (i) keep the Confidential Information in the strictest of confidence; and
    (ii) do not use the Confidential Information for your advantage or the advantage of others to the detriment of the Group and its businesses and in breach of your obligations of confidentiality.

10.3 Your obligations during employment

During your employment, you must not use, disclose or engage in behaviour likely to result in obtaining, disclosing or using any Confidential Information unless the use or disclosure is:
(a) required by law;
(b) made as part of the proper performance of your duties; or
(c) authorised by the Company in advance and in writing.

10.4 Your obligations after your employment ends

After your employment ends, and without limiting your general law obligations, you must return all Confidential Information in your possession to the Company and not disclose Confidential Information unless the disclosure is:
(a) required by law; or

(b) agreed in writing by the Company.

10.5 Preventing disclosure

(a) You must take all reasonable and necessary precautions to maintain the secrecy and prevent disclosure of Information.
(b) You must at all times store all Confidential Information safely and securely.
(c) Except with the prior written authority of the Company, you must not remove any Confidential Information from the premises at which it is stored except where it is necessary for the purpose of performing your duties pursuant to this agreement.
(d) You must immediately notify the Company if you become aware of any actual, threatened or suspected unauthorised disclosure of any Confidential Information.

10.6 Implied term and survival of obligations

(a) You acknowledge that:
   (i) disclosure of Confidential Information by you to any third party may diminish the value of the Confidential Information and could materially harm the Group;
   (ii) all of the prohibitions and restrictions contained in this clause 10 are reasonable in the circumstances and necessary to protect the goodwill of the Group; and
   (iii) the remedy of damages, in the event of disclosure of Confidential Information or breach of the obligations in clause 10, may be inadequate to protect the interests of the Company and the Company is entitled to seek and obtain injunctive relief, or any other relief.
(b) To avoid doubt, this clause is not intended to limit any duty of fidelity owed by you and implied into your employment agreement.
(c) Your obligations under this clause 10 continue after your employment ends.

11 Intellectual property

11.1 Definition

In this clause **'Intellectual Property'** means all present and future rights to intellectual property including any inventions and improvements, trade marks (whether registered or common law trade marks), patents (including patent applications), designs (whether registrable or not), eligible circuit layout rights, copyright, any corresponding property rights under the laws of any jurisdiction and any rights in respect of an invention, discovery, trade secret, secret process, know how, concept, idea, information, process, data or formula, and all other intellectual property as defined in Article 2 of the Convention Establishing the World Intellectual Property Organisation of July 1967.

11.2 Ownership

(a) The Company owns all Intellectual Property that you create or contribute to during your employment whether alone or in conjunction with someone else, and whether during or outside working hours, including any Intellectual Property that you create:
   (i) using the Company's or any client of the Company's premises, resources or facilities;
   (ii) in the course of, as a consequence of or in relation to the performance of your duties under this agreement;
   (iii) directly or indirectly as a result of your or anybody else's access to the Confidential
   Information or other Intellectual Property of the Company, or the Confidential Information or Intellectual Property of clients of the Company;
   (iv) in respect of or associated with any of the Company's products or services and any alterations or additions or methods of making, using, marketing, selling or providing these products or services; or
   (v) relating to other Intellectual Property of the Group or any business of the Group.

(b) Subject to any written agreement to the contrary, all Intellectual Property that you create or contribute to during your employment whether alone or in conjunction with someone else automatically vest in the Company.

(c) You must do all things necessary or desirable to vest in the Company or its nominee absolutely as legal and beneficial owner all rights, title and interest to all Intellectual Property that you create or contribute to during your employment.

11.3 Disclosure

You must inform the Company of all Intellectual Property that you create or contribute to during your employment (whether alone or in conjunction with someone else).

11.4 Survival of obligations

(a) You acknowledge that all of the prohibitions and restrictions contained in this clause 11 are reasonable in the circumstances and necessary to protect the goodwill of the Group.

(b) Your obligations under this clause 11 continue after your employment ends.

12 Moral Rights

(a) In this agreement **'Moral Rights'** means the right of attribution of authorship, the right not to have authorship falsely attributed and the right of integrity of authorship, as defined in the *Copyright Act 1968* (Cth).

(b) If you have Moral Rights in any Intellectual Property Rights owned by the Company, you irrevocably consent to any act or omission by the Company which infringes those Moral Rights. You agree that your consent extends to acts and omissions by the Company's licensees and successors in title, and you agree that your consent is a genuine consent given under Part 9 of the *Copyright Act 1968* (Cth) and has not been induced by duress or any false or misleading statement.

(c) You acknowledge that all of the prohibitions and restrictions contained in this clause 12 are reasonable in the circumstances and necessary to protect the goodwill of the Group.

(d) Your obligations under this clause 12 continue after your employment ends.

13 Privacy and surveillance

(a) You consent to the Company collecting, using, disclosing and otherwise handling your personal information (including sensitive personal information) as defined in the *Privacy Act 1988* (Cth) for any purpose relating to your employment or the Company's business.

(b) You consent to the Company disclosing your personal information to third parties and collecting, using or disclosing your personal information for reasons relating to your employment (including the Australian Taxation Office, Australian Securities and Investments Commission, superannuation fund trustees and administrators, the Company's financial and legal advisers and law enforcement bodies).

(c) During your employment with the Company, you will have access to personal information (including sensitive personal information) concerning employees, contractors, clients, customers and/or referrers of the Company and members of the Group. At all times, you agree to take all practicable steps to assist the Company to comply with its obligations under applicable privacy laws.

(d) You are responsible for informing the Company of all changes to your personal information, including, but not limited to, name, address and contact details. You are also responsible for ensuring that any personal information of other employees, including that which you may use or access during your employment, is kept secure from unauthorised access or disclosure.

(e) You acknowledge and consent to the Company carrying out continuous, ongoing monitoring, recording, and surveillance of all communications carried or received on, and all use of, the information technology systems and electronic resources of the Company in the course of your employment and when using resources of the Company outside work.

14 Restrictions during your employment

14.1 Other business interests

Subject to clause 14.2, during your employment you must not:

(a) be engaged, concerned or interested in any other business;

(b) act as an officer or employee of, or as a consultant or adviser to any other corporation, firm, organisation or person (whether paid or unpaid);

(c) take up any other appointment or position with any other corporation, firm, or organisation (whether paid or unpaid); or

(d) hold any shares or securities which create or may create a conflict between the Company's and your interests,

whatsoever without the Company's prior written consent.

14.2 Shareholding

Despite any other clause of this agreement, you may hold shares in companies listed on any recognised stock exchange without the Company's prior written consent if you hold less than 5% of the issued shares of any class of any one company.

14.3 Acknowledgment

You acknowledge that all of the prohibitions and restrictions contained in this clause 14 are reasonable in the circumstances and necessary to protect the goodwill of the Group.

15 Restraint

15.1 Definitions

15.2 For the purposes of this clause 15:

(a) **Restrained Business** means a business or operation similar to, or competitive with the Group's business including the provision of fantasy sports, gamining, wagering, bet trading, related technologies, video streaming and on-line marketing and any other business carried on by the Group from time to time.

(b) **Competitor** means:

(i) anyone that competes with the Group; or

(ii) anyone that operates in the industry of the Restrained Business.

15.3 Acknowledgements

(a) You acknowledge that:

(i) during your employment with the Company you will have access to the Confidential Information of the Company;

(ii) during your employment with the Company, you will have the opportunity to form personal relationships with the Company's employees, clients, contractors, suppliers, and referral partners, and any Group company;

(iii) during your employment with the Company, you will acquire information and secrets about the Company, including employees, contractors, officers, agents, suppliers, clients, and referral partners of the Company and any Group company;

(iv) disclosing Confidential Information, or using Confidential Information to your benefit or the benefit of a Competitor of the Company, could significantly harm the Company's business;

(v) the restrictions contained in this clause are reasonable in scope, duration and time, and reasonably necessary to protect the goodwill and legitimate business interests of the Group;

(vi) the remuneration and other benefits you receive under this agreement includes consideration in respect of your obligations under the restrictions contained in this clause;

(vii) the remedy of damages may be inadequate to protect the Company's legitimate business interests and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any court;

(viii) you have had the opportunity to seek independent legal advice regarding the restrictions contained in this clause;

(ix) the promises you give in this clause will apply, and may be enforced against you, regardless of the reason(s) for the termination of this agreement; and

(x) the post-employment restraint in this clause will survive the termination of your employment with the Company and this agreement in all circumstances, including repudiation by the Company of the remainder of the agreement.

15.4 Non-compete activities

(a) From the date your employment with the Company ends, for the Restraint Period within the Restraint Area, you must not counsel, procure or otherwise assist another person or entity to conduct, carry on or promote (whether on your own account or in partnership, in joint venture or as an employee or agent or, or manager for, anyone) a Restrained Business.

(b) From the date your employment with the Company ends, for the Restraint Period within the Restraint Area, you must not carry on, be employed by or otherwise be concerned with or interested in (directly or through any interposed body corporate, trust or partnership) any Restrained Business to perform duties or provide services:

(i) which are the same as or similar to those which you provided to the Company at any time within the last 6 months of your employment with the Company; or

(ii) in a position in which you can use Confidential Information to gain an advantage for a Restrained Business or cause detriment to the Company.

15.5 Non-solicitation of business connections

(a) From the date your employment with the Company ends, for the Restraint Period within the Restraint Area, you must not (directly or indirectly) canvas, solicit, approach or accept any approach from, or deal in any way with, any client, customer, supplier or referral partner of the Group with whom you have had work-related dealings during the last 6 months of your employment with the Company with a view to obtaining the custom or dealing with that client, customer, supplier or referral partner in a Restrained Business.

(b) From the date your employment with the Company ends, for the Restraint Period within the Restraint Area, you must not (directly or indirectly) interfere with the relationship between the Group and any of its clients, customers, suppliers or referral partners.

15.6 Non-solicitation of staff connections

From the date your employment with the Company ends, for the Restraint Period within the Restraint Area, you must not (whether directly or indirectly) induce or encourage any employee or contractor of the Group with whom you have had work-related dealings with during the last 6 months of your employment with the Company to leave their employment or engagement with the Group, or employ or engage any such employee or contractor.

15.7 Severability

Each restraint contained in this clause (resulting from any combination of the wording in clauses 15.4, 15.5, 15.6 and the definitions in clause 1) constitutes a separate and independent provision, severable from the other restraints. If a court of competent jurisdiction finally decides any such restraint to be unenforceable in whole or in part, the enforceability of the remainder of that restraint and any other restraint will not be affected.

15.8 Survival of obligations

(a) You acknowledge that all of the prohibitions and restrictions contained in this clause 15 are reasonable in the circumstances and necessary to protect the goodwill of the Group.

(b) Your obligations under this clause 15 continue after your employment ends.

16 General

16.1 Governing law and jurisdiction

(a) This agreement (including any schedules) is governed by the law in force in Governing law and jurisdiction in clause 1.

(b) Each party irrevocably submits to the non–exclusive jurisdiction of courts of the jurisdiction specified in clause 1.

16.2 Entire agreement and no reliance

(a) This agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

(b) You acknowledge that in accepting employment with the Company you have not relied on any representations regarding your employment made by the Company (or its agents or employees) other than matters expressly set out in this agreement.

16.3 Variation

The terms and conditions contained in this agreement cannot be varied except by written agreement between the parties.

16.4 Miscellaneous

If an industrial instrument applies to your employment, it is expressly agreed that:

(a) the industrial instrument is not incorporated into this agreement; and

(b) any entitlement under the industrial instrument is to be calculated by reference to the applicable rate of pay contained in the industrial instrument at the relevant time, and not in this agreement.

16.5 Legal advice

You acknowledge and agree that you have taken, or had the opportunity of taking, legal advice in relation to the nature, effect and extent of this agreement.

16.6 Counterparts

This agreement may be executed in any number of counterparts which together will constitute one instrument. A party may execute this agreement by signing any counterpart. Each counterpart is taken to be an original. A signed counterpart may be exchanged or delivered by facsimile or by PDF attachment to an email transmission.

16.7 Electronic communication

You consent to receiving information from the Company with respect to your employment via electronic means, including email.

16.8 Suspension

In the event that the Company has serious concerns regarding your conduct, the Company may, in its absolute discretion, suspend you from your employment on full pay at any time so the relevant matters can be investigated.

16.9 Benefit of this agreement

The Company executes this agreement for the Group. You acknowledge and agree that each member of the Group may independently enforce the obligations given in their favour in this agreement against You in their own right.

16.10 Interpretation

In this agreement:

(a) A reference to **"Board"** means the Board of directors of the Company.

(b) A reference to **"CEO"** means the CEO of the Company from time to time, who as at the Start Date is Jeremy Samuel.

(c) A reference to the **"Group"** means the Company, its subsidiaries and each Related Body Corporate.

(d) A reference to **"Company"** includes any subsidiaries.

(e) A reference to **"Related Body Corporate"** has the same meaning as that expression is defined in the *Corporations Act 2001* (Cth).

(f) Headings and bold type are for convenience only and do not affect the interpretation of this agreement.

(g) The singular includes the plural and the plural includes the singular.

(h) Words of any gender include all genders.

(i) Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(j) An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any government agency as well as an individual.

(k) A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(l) A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(m) No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

(n) Specifying anything in this agreement after the words 'include' or 'for example' or similar expressions does not limit what else is included.

(o) This agreement includes any schedule.

Schedule – Role Responsibilities

Your main responsibilities will include:

1. Oversee implementation of the fantasy sport and sports betting platforms (and other platforms as the Company implements from time to time)
2. Oversee integration of key data and product providers to the platforms
3. Develop and implement strategy to ensure Sportsbook aligned with business objectives
4. Develop, implement, and deploy risk management, trading and other policies and procedures as required and ensure they are regularly reviewed and improved
5. Manage all trading and operational aspects of the Sportsbook and call centre
6. Manage all risk management aspects of the business to identify and ameliorate risks
7. Responsibility for Profit and Loss (P&L) of Trading department
8. Conduct staff performance development revues (PDR's) and development plans (PDP's) as required
9. Assist marketing in designing promotions to attract new clients
10. Collaborate with CRM and marketing management to ensure customer engagement and satisfaction is continually enhanced
11. Facilitate the fraud prevention function – Prevent, detect, and respond to fraud incidents
12. Negotiate contracts and maintain relations with third party providers and data solutions
13. Identify and select Key Performance Indicator (KPI) metrics
14. Identify and build new products to increase turnover and revenue
15. Identify department technical requirements and facilitate execution
16. Create and provide integrity reports to governing bodies
17. Work with governing bodies to ensure company obligations are met
18. Serve as a part of the executive team
19. Reporting and assisting management as required
20. Other tasks as advised by management from time to time

Executed as an agreement

COMPANY

Apple iSports Australia Pty Ltd (ACN 655 174 280) in accordance with the *Corporations Act 2001* by being signed by:

Marino Sussich
Director

Jeremy Samuel
Director

YOU

SIGNED by **Lee Saltzer** in the presence of:

Signature of witness

Signature of **Lee Saltzer**

M. SHANAHAN
Name of witness *(please print)*

Attachment 1 – Fair Work Information Statement

https://www.fairwork.gov.au/ArticleDocuments/724/Fair-Work-Information-Statement.pdf.aspx]